Exhibit 10.1

QUALIGEN THERAPEUTICS, INC.

STOCK OPTION AGREEMENT

The Board of Directors of Qualigen Therapeutics, Inc., a Delaware corporation (the “Company”), has approved a grant to «First_Name» «Last_Name», an individual (the “Optionee”), of an option (the “Option”) to purchase shares of Common Stock of the Company, $0.001 par value per share (the “Shares”), pursuant to the Company’s 2020 Stock Incentive Plan (the “Plan”) and this Stock Option Agreement (the “Option Agreement”), as follows:

Grant Date	«Grant_Date»
Total Number of Shares	«Total_Number_of_Shares» Shares
Exercise Price Per Share	«Exercise_Price_per_Share»
Type of Option (check one)	[ ] NSO [ ] ISO
Vesting Commencement Date	«Vesting_Commencement_Date»
Vesting Schedule	The Options granted hereunder shall vest in accordance with the following schedule: _________________________.
Term of Option	The Option will expire 10 years from the Grant Date[1], unless terminated earlier as provided in the Option Agreement.

By their signatures below, the Company and the Optionee agree that the Option is subject to this Option Agreement, including the Additional Terms and Conditions (the “Terms”) attached hereto and incorporated herein as part of this Option Agreement, and the provisions of the Plan. In the event there is a conflict or inconsistency between any provision in this Option Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used in this Option Agreement that are not otherwise defined herein shall have the same meanings as defined in the Plan. The Optionee acknowledges receipt of copies of both this Option Agreement (including the Terms) and the Plan, and hereby accepts the Option subject to all of their terms and conditions.

OPTIONEE	COMPANY
«First_Name» «Last_Name»	Qualigen Therapeutics, Inc.

By:
Signature

Date: _____________________________________	Date:	_____________________________________

Address: __________________________________	Address: 2042 Corte Del Nogal
__________________________________________	Carlsbad, CA 92011

Attachments: Additional Terms and Conditions; Notice of Exercise of Stock Option; Qualigen Therapeutics, Inc. 2020 Stock Incentive Plan.

1 If Optionee is a Ten Percent Stockholder as of the Grant Date, and the Option is an ISO, the Option will expire five years from the Grant Date, unless terminated earlier as provided in the Option Agreement.

Additional Terms and Conditions

The terms and conditions set forth below constitute part of the Stock Option Agreement to which they are attached, and references herein to the “Option Agreement” include both documents as one agreement.

1. Grant of Option. The Company has granted to the Optionee an Option to purchase all or any portion of the number of Shares at the exercise price per share (the “Exercise Price”) stated on the first page of this Option Agreement. If the box marked “ISO” on the first page hereof is checked, then this Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of l986, as amended (the “Code”). If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked “NSO” on the first page hereof is checked, then this Option shall to that extent constitute a nonqualified stock option.

2. Vesting of Option. The right to exercise this Option shall vest and become exercisable as set forth on the first page of this Option Agreement. No additional Shares shall vest after the date of termination of Optionee’s Service, but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of Shares that have vested as of the date of termination of Optionee’s Service.

3. Term of Option. The right of the Optionee to exercise this Option shall terminate upon the first to occur of the following:

(a) the expiration of 10 years from the Grant Date;2

(b) the expiration of one year from the date of termination of Optionee’s Service if such termination is due to Disability of the Optionee;

(c) the expiration of one year from the date of termination of Optionee’s Service if such termination is due to Optionee’s death or if death occurs during either the three-month or 30 day period following termination of Optionee’s Service pursuant to Section 3(d) or 3(e) below, as the case may be;

(d) the expiration of three months from the date of termination of Optionee’s Service if such termination occurs for any reason other than Disability, death, voluntary resignation or Cause; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(c) above shall apply;

(e) the expiration of 30 days from the date of termination of Optionee’s Service if such termination occurs due to voluntary resignation; provided, however, that if Optionee dies during such 30 day period the provisions of Section 3(c) above shall apply;

(f) the termination of Optionee’s Service, if such termination is for Cause; or

(g) upon the consummation of a Corporate Transaction, unless otherwise provided pursuant to Section 8 below.

2 If Optionee is a Ten Percent Stockholder as of the Grant Date, and to the extent that the Option is an ISO the Option will expire five years from the Grant Date.

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4. Exercise of Option.

(a) General. On or after the vesting of any portion of this Option in accordance with Sections 2 or 8 hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option that has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated pursuant to Section 5 below) upon delivery of the following to the Company at its principal executive offices:

(i) Notice of Exercise of Stock Option, in the form attached as Exhibit A to this Option Agreement, which identifies this Option Agreement, states the number of Shares then being purchased, and sets forth the investment intent of the Optionee or person designated pursuant to Section 5 below, as the case may be;

(ii) payment of the total Exercise Price for the Shares being purchased in accordance with Section 4(b) below; and

(iii) payment of any applicable withholding taxes in accordance with Section 4(c) below.

(b) Payment of Exercise Price. Subject to the approval of the Committee at the time of exercise and restrictions under applicable law, the Optionee may elect to pay the Exercise Price by any of the following methods of payment:

(i) cash or check;

(ii) a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares to be issued upon exercise by the number of Shares having an aggregate Fair Market Value as of the date of exercise equal to the total Exercise Price. The Shares used to pay the Exercise Price under this “net exercise” provision shall be considered to have resulted from the exercise of this Option, and accordingly, this Option will not again be exercisable with respect to such Shares, as well as any Shares actually delivered to Optionee;

(iii) delivery of Shares already owned by Optionee having an aggregate Fair Market Value as of the date of exercise equal to the total Exercise Price. “Delivery” for these purposes, in the sole discretion of the Committee at the time of exercise, shall include delivery to the Company of the certificate(s) representing the Shares or Optionee’s attestation of ownership of such Shares in a form approved by the Committee;

(iv) such other form of consideration as may be approved by the Committee from time to time to the extent permitted by applicable law; or

(v) any combination of the foregoing.

(c) Withholding. At the time of exercise of this Option, Optionee shall deliver to the Company a check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option, unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other compensation payable to Optionee, or by reduction of the number of Shares to be issued upon exercise of this Option or the delivery of Shares already owned by Optionee (so long as such withholding will not result in adverse accounting consequences to the Company), provided such arrangements satisfy the requirements of applicable law.

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5. Death of Optionee; No Assignment. The rights of the Optionee under this Option Agreement may not be assigned or transferred except by will, the laws of descent and distribution or pursuant to a domestic relations order, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Option Agreement or the Plan shall be void and shall have no effect. If the Optionee’s Service terminates as a result of his or her death, and provided Optionee’s rights hereunder shall have vested pursuant to Section 2 hereof, Optionee’s legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a “Successor”) shall succeed to the Optionee’s rights and obligations under this Option Agreement. After the death of the Optionee, only a Successor may exercise this Option.

6. Representations and Warranties of Optionee.

(a) Shares May Be Unregistered. Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act, on the basis of certain exemptions from such registration requirement. IN SUCH EVENT:

(i) Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer.

(ii) Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

(iii) Option is familiar with the restrictions and risks of Rule 144 promulgated under the Securities Act.

(iv) Optionee acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option.

(b) Agrees to Terms of the Plan. Optionee has received a copy of the Plan and has read and understands the terms of the Plan and this Option Agreement, and agrees to be bound by their terms and conditions. Optionee understands that all rights and obligations connected with this Option are set forth in this Option Agreement and in the Plan.

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(c) Tax Consequences. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares, and that Optionee should consult a tax adviser before such exercise or disposition. Optionee acknowledges that the Exercise Price has been determined by the Committee based upon the best evidence available to the Committee and is intended to equal the Fair Market Value of the Shares as of the date of grant, or in some cases 110% of Fair Market Value, as required by the Code. However, the tax treatment of this Option is not guaranteed. Optionee agrees to bear the entire risk of adverse tax consequences if this Option Agreement is later determined to be have been granted at below Fair Market Value and acknowledges and agrees that neither the Company, the Committee nor any of their designees shall be liable for any taxes, penalties or other monetary amounts owed by the Optionee, employee, beneficiary or other person as a result of the grant, amendment, modification, exercise and/or payment of, or under, this Option Agreement, notwithstanding any challenge made to the determination of Fair Market Value by any taxing authority. Optionee represents that before purchase or disposition of the Shares, Optionee will consult with his/her own tax advisor who Optionee deems advisable in connection with the purchase or disposition of the Shares and Optionee is not relying on the Company for any tax advice. Optionee will not be permitted to exercise this Option unless Optionee has made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the Option exercise. If Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the Grant Date, or (ii) one year after the date such ISO is exercised, Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of Shares acquired pursuant to an ISO by payment in cash or out of the current compensation paid to Optionee.

(d) Personal Data. Optionee acknowledges and agrees to the collection, use and transfer, in electronic or other form, of Optionee’s personal data in order to implement, administer and manage the Plan. Optionee acknowledges that the Company holds certain personal information regarding the Optionee (including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in Optionee’s favor (“Data”). Optionee acknowledges that the Data may be transferred to any third-parties assisting in the implementation, administration and management of the Plan, that third-parties may be located in the United States or elsewhere. Optionee authorizes recipients of the Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired under the Plan. Optionee understands that the Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. Optionee understands that he/she may view his/her Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company in writing. Optionee understands that refusing or withdrawing consent may affect Optionee’s ability to participate in the Plan.

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7. Adjustments Upon Changes in Capital Structure. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Committee to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 3.5 of the Plan. Notwithstanding anything in this Option Agreement to the contrary, (a) any adjustments made pursuant to this Section 7 to Options that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (b) any adjustments made pursuant to this Section 10 to Options that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment the Options either (i) continue not to be subject to Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code; and (c) in any event, the Committee shall not have the authority to make any adjustments pursuant to this Section 7 to the extent the existence of such authority would cause an Option that is not intended to be subject to Section 409A of the Code at the time of grant to be subject thereto.

8. Corporate Transaction. In the event of a Corporate Transaction:

(a) The right to exercise this Option shall accelerate automatically and vest in full (notwithstanding the provisions of Section 2 above) effective as of immediately before the consummation of the Corporate Transaction unless this Option is to be assumed by the acquiring or successor entity (or parent or subsidiary thereof) or new options under a new stock incentive program (“New Incentives”) of comparable value are to be issued in exchange therefor, as provided in subsection (b) below. If vesting of this Option will accelerate pursuant to the preceding sentence, the Committee in its discretion may provide, in connection with the Corporate Transaction, for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Optionee would have received pursuant to the Corporate Transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately before the Corporate Transaction, and (y) the aggregate Exercise Price for such Shares. If the vesting of this Option will accelerate pursuant to this subsection (a), then the Committee shall cause written notice of the Corporate Transaction to be given to the Optionee not less than 15 days before the anticipated effective date of the proposed transaction.

(b) The vesting of this Option shall not accelerate if and to the extent that: (i) this Option (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent or subsidiary thereof) pursuant to the terms of the Corporate Transaction, or (ii) this Option (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent or subsidiary thereof) with New Incentives of comparable value containing such terms and provisions as the Committee in its discretion may consider equitable. If this Option is assumed, or if New Incentives of comparable value are issued in exchange therefor, then this Option or the New Incentives shall be appropriately adjusted, concurrently with the Corporate Transaction, to apply to the number and class of securities or other property that the Optionee would have received pursuant to the Corporate Transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately before the Corporate Transaction, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of this Option or the New Incentives shall remain the same as nearly as practicable.

(c) If the provisions of subsection (b) above apply, then this Option or the New Incentives, as the case may be, shall continue to vest in accordance with the provisions of Section 2 hereof and shall continue in effect for the remainder of the term of this Option in accordance with the provisions of Section 3 hereof. However, in the event of an Involuntary Termination (as defined below) of Optionee’s Continuous Service within 12 months following such Corporate Transaction, then vesting of this Option or the New Incentives, as the case may be, shall accelerate in full automatically effective upon such Involuntary Termination.

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For purposes of this Section 8, the following terms shall have the meanings set forth below:

(i) “Involuntary Termination” shall mean the termination of Optionee’s Continuous Service by reason of:

(A) Optionee’s involuntary dismissal or discharge by the Company, or by the acquiring or successor entity (or parent or any subsidiary thereof employing the Optionee) for reasons other than Cause, or

(B) Optionee’s voluntary resignation following (x) a change in Optionee’s position with the Company, the acquiring or successor entity (or parent or any subsidiary thereof) which materially reduces Optionee’s duties and responsibilities or the level of management to which Optionee reports, (y) a reduction in Optionee’s level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs) by more than 10%, or (z) a relocation of Optionee’s principal place of employment by more than 30 miles, provided and only if such change, reduction or relocation is effected without Optionee’s written consent.

9. Limitation of Company’s Liability for Nonissuance. The Company agrees to use its reasonable best efforts to obtain from any applicable regulatory agency such authority or approval as may be required in order to issue and sell the Shares to the Optionee pursuant to this Option. Inability of the Company to obtain, from any such regulatory agency, authority or approval deemed by the Company’s counsel to be necessary for the lawful issuance and sale of the Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority or approval shall not have been obtained.

10. No Retention Rights. Nothing in this Option Agreement shall obligate the Company or any Affiliate, or their respective stockholders, directors, officers or employees, to continue any relationship that Optionee might have as a Director, Employee or Consultant of the Company. The right of the Company or any Affiliate to terminate at will Optionee’s employment at any time (whether by dismissal, discharge or otherwise), with or without Cause, is specifically reserved. Moreover, the Optionee acknowledges and agrees that the vesting of right to exercise the Option pursuant to this Option Agreement is earned only by continuing service as a service provider at will. The Optionee further acknowledges and that this Option Agreement, the transactions contemplated hereunder and the vesting schedule, if any, do not constitute an express or implied promise of continued employment or engagement as a service provider for the vesting period, or for any period at all, and shall not interfere with the Optionee’s right or the Company’s or Affiliate’s right to terminate the Optionee’s relationship with the Company or Affiliate at any time, with or without Cause or notice.

11. Rights as Stockholder. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a stockholder with respect to any Shares covered by this Option until such person has duly exercised this Option, paid the Exercise Price and become a holder of record of the Shares purchased.

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12. Interpretation. This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. To the extent of any conflict or ambiguity between the terms of the this Option Agreement and the Plan, the terms of the Plan shall govern, and the Committee shall interpret and construe this Option Agreement and the Plan, and any action, decision, interpretation or determination made in good faith by the Committee shall be final and binding on the Company and the Optionee.

13. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Optionee pursuant to the terms of this Option Agreement shall be in writing and shall be deemed effectively given the earliest of (a) when received, (b) when delivered personally, (c) one business day after being deposited with an overnight courier service for overnight delivery, or (e) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

14. Governing Law. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of Delaware.

15. Severability. Should any provision or portion of this Option Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Option Agreement shall be unaffected by such holding.

16. Attorneys’ Fees. If any party shall bring an action in law or equity against another to enforce or interpret any of the terms, covenants and provisions of this Option Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs.

17. Counterparts. This Option Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

18. Reliance on Counsel and Advisors. The Optionee acknowledges that he or she has had the opportunity to review this Option Agreement, including all attachments hereto, and the transactions contemplated by this Option Agreement with his or her own legal counsel, tax advisors and other advisors. The Optionee is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Option Agreement.

19. 409A Waiver. Optionee agrees to all terms and conditions as described in the waiver attached in Exhibit B, which is incorporated into this Option Agreement by this reference.

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EXHIBIT A

NOTICE OF EXERCISE OF

STOCK OPTION

Name of Optionee: _________________

Qualigen Therapeutics, Inc.

____________________

____________________

Attention: _____________

Ladies and Gentlemen:

I hereby exercise my option (the “Option”) to purchase shares of Common Stock, $0.001 par value per share (the “Shares”), of Qualigen Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to the Stock Option Agreement, dated _____________, 202_, granted to me under the Company’s 2020 Stock Incentive Plan. The number of Shares that I am purchasing at this time is set forth below, and my check payable to the Company in the amount of the Total Exercise Price is enclosed with this Notice of Exercise:

Number of Shares purchased hereby:
Exercise Price per Share:	$
Total Exercise Price:	$

In connection with the exercise of my Option, I hereby represent to the Company that I acknowledge receipt of all information as I deem necessary and appropriate to enable me to evaluate the merits and risks of my investment in the Shares, including information concerning the business and financial condition of the Company, and that I have had the opportunity to discuss such information with, and ask questions of, an officer of the Company.

«First_Name» «Last_Name» (Signature)

Date

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EXHIBIT B

CODE SECTION 409A WAIVER AND RELEASE

THIS WAIVER AND RELEASE (“Waiver”) is made as of the date set forth above by the Optionee holding an option to purchase shares of Common Stock, $0.001 par value per share (the “Shares”) of Qualigen Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to the Stock Option Agreement to which this Exhibit B is attached, granted under the Company’s 2020 Stock Incentive Plan (the “Plan”).

All capitalized terms in this Waiver shall have the meaning assigned to them in the Plan.

Optionee hereby agrees and acknowledges that the Board has taken reasonable steps to value the Shares and to set the Exercise Price at the Fair Market Value per share of Shares on the Grant Date so that the Option will not be treated as an item of deferred compensation subject to Code Section 409A. Were the Internal Revenue Service to conclude that the Exercise Price is in fact less than such fair market value and that the Option is accordingly subject to Code Section 409A, then Optionee would be subject to the following adverse tax consequences:

(i) As the Option vests in accordance with the vesting schedule, Optionee would immediately recognize taxable income for federal income tax purposes equal to the amount by which the fair market value of the Shares with respect to which the Option vests at that time exceeds the Exercise Price payable for those shares. The Company would also have to collect from Optionee the federal income and employment taxes which must be withheld on that income. Taxation would occur in this manner even though the Option remains unexercised.

(ii) Optionee may also be subject to additional income taxation and withholding taxes on any subsequent increases to the fair market value of the Shares purchasable under the vested Option until the Option is exercised or cancelled as to those shares.

(iii) In addition to normal income taxes payable as the Option vests, Optionee would also be subject to a federal tax penalty equal to 20% and a California tax penalty (if applicable) equal to 5% of the amount of income Optionee recognizes under Code Section 409A when the Option vests and may also be subject to such penalty as the underlying shares subsequently increase in fair market value for the period the Option continues to remain outstanding.

(iv) There will also be interest penalties if the resulting taxes are not paid on a timely basis.

Optionee hereby further agrees and acknowledges that Optionee will accept the risk of any unfavorable tax consequences under the laws of the state where the Optionee resides.

Optionee hereby agrees to bear the entire risk of such adverse federal and state tax consequences in the event the Option is deemed to be subject to Code Section 409A and hereby knowingly and voluntarily, in consideration for the grant of the Option, waives and releases any and all claims or causes of action that Optionee might otherwise have against the Company and/or its Board, officers, employees or stockholders arising from or relating to the tax treatment of the Option under Code Section 409A and the corresponding provisions of any applicable state income tax laws and shall not seek any indemnification or other recovery of damages against the Company and/or its Board, officers, employees or stockholders with respect to any adverse federal and State tax consequences or other related costs and expenses Optionee may in fact incur under Code Section 409A (or the corresponding provisions of State income tax laws) as a result of the Option.

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